Filed Pursuant to Rule 433

Registration No. 333-277211

December 12, 2025

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the Russell 2000® Index and S&P 500® Index (the "Reference Asset")

►	Callable at the principal amount plus the Call Premium of 8.00% on January 8, 2027 if the Official Closing Level of each Underlying is at or above its Call Threshold

►	If the Notes are not called, at maturity:

•	If the Reference Return of the Least Performing Underlying is greater than 38.00%, the Notes will provide a one-for-one exposure to that Reference Return

•	If the Reference Return of the Least Performing Underlying is greater than 0.00% but less than or equal to 38.00%, the Notes will provide a Digital Upside Return of 38.00%

•	If the Reference Return of the Least Performing Underlying is less than or equal to 0.00% but greater than or equal to the Barrier Percentage of -15.00%, you will receive your principal amount (a zero return)

•	1.00x exposure to any negative return of the Least Performing Underlying if its Reference Return is less than -15.00% and in such a case, you will lose some or all of your principal amount

►	Due January 12, 2029, if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Barrier Participation Notes with Digital Upside Return (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-11of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $910.00 and $950.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page  and “Risk Factors” beginning on page FWP-11 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000.00
Total

(1) HSBC USA Inc. or one of our affiliates may pay underwriting discounts of up to 2.00% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. The sum of the underwriting discounts and referral fees will not exceed 3.60% per $1,000 principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	The Russell 2000® Index (Ticker: RTY) and the S&P 500® Index (Ticker: SPX) (each, an “Underlying” and together the “Underlyings”).
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Call Threshold on Janaury 8, 2027. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Call Premium.
Call Threshold	With respect to each Underlying, 100.00% of its Initial Value
Call Premium	8.00%
Digital Upside Return	38.00%
Barrier Percentage	-15%
Reference Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

▪ If the Reference Return of the Least Performing Underlying is greater than 38.00%:

$1,000 + ($1,000 × Reference Return).

■ If the Reference Return of the Least Performing Underlying is greater than 0.00% but less than or equal to 38.00%.

$1,000 + ($1,000 × Digital Upside Return).

▪ If the Reference Return of the Least Performing Underlying is less than zero but greater than or equal to -15.00%:

$1,000 (a zero return)

▪ If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

For example if the Reference Return of the Least Performing Underlying is -60.00%, you will suffer a 60% loss and receive 40% of the Principal Amount, subject to the credit risk of HSBC USA Inc. Under these circumstances, you will lose some or all of your investment.

Initial Value	With respect to each Underlying, its Official Closing Level on the Pricing Date.
Final Value	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.

The Notes

These Autocallable Barrier Participation Notes with Digital Upside Return may be suitable for investors who believe that the Underlyings will increase over the term of the Notes. So long as the Reference Return of the Least Performing Underlying is greater than -15.00%, the Notes will outperform the Reference Return of Least Performing Underlying.

If the Official Closing Level of each Underlying is at or above its Call Threshold on the Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the Call Premium on the Call Payment Date.

If the Notes are not called, and if at maturity:

(i) the Reference Return of the Least Performing Underlying is greater than 38.00%, the Notes will provide a one-for-one exposure to that Reference Return

(ii) the Reference Return of the Least Performing Underlying is greater than zero but less than or equal to 38.00%, the Notes will provide a Digital Upside Return of 38.00%;

(iii) the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Barrier Percentage of -15.00%, you will receive your principal amount (a zero return);

(iv) the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will lose 1% of your investment for every 1% decline in the Least Performing Underlying from its Initial Value, and you may lose up to 100% of your Principal Amount at maturity.

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Pricing Date	January 7, 2026
Trade Date	January 7, 2026
Original Issue Date	January 12, 2026
Final Valuation Date (2)	January 9, 2029
Maturity Date (2)	January 12, 2029
CUSIP/ISIN	40447DXW3 / US40447DXW37

(1)  As more fully described starting on page FWP-6.

(2)  Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called. If the Notes are not called on the final Call Observation Date, your payment on the Notes will depend whether the Reference Return of the Least Performing Underlying on the Final Valuation Date is greater than or equal to the Barrier Percentage, and if positive, greater than or equal to the Digital Upside Return.

If the Official Closing Level of each Underlying is at or above its Call Threshold on the Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the Call Premium of 8.00%.

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Information about the Reference Asset

The S&P 500® Index (“SPX”) is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

The Russell 2000® Index (“RTY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The graphs above illustrate the daily performance of each Underlying from December 22, 2015 through December 22, 2025. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-17 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

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HSBC USA Inc.

Autocallable Barrier Participation Notes with Digital Upside Return

Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index

This document relates to a single offering of Autocallable Barrier Participation Notes with Digital Upside Return. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Russell 2000® Index (Ticker: RTY) and the S&P 500® Index (Ticker: SPX) (each, an “Underlying” and together the “Underlyings”).
Trade Date:	January 7, 2026
Pricing Date:	January 7, 2026
Original Issue Date:	January 12, 2026
Final Valuation Date:	January 12, 2029, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be January 12, 2029. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Observation Date, Call Payment Date, Call Premium and Call Threshold:	Call Observation Date	Call Payment Date	Call Premium	Call Threshold for each Underlying
	January 8, 2027	January 13, 2027	8.00%	100%

The Call Observation Date and Call Payment Date are subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Digital Upside Return :	38.00%
Least Performing Underlying:	The Underlying with the lowest Reference Return
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

▪ If the Reference Return of the Least Performing Underlying is greater than 38.00%:

$1,000 + ($1,000 × Reference Return).

▪ If the Reference Return of the Least Performing Underlying is greater than 0.00% but less than or equal to 38.00:

$1,000 + ($1,000 × Digital Upside Return).

▪ If the Reference Return of the Least Performing Underlying is less than zero but greater than or equal to the Barrier Percentage:

$1,000 per $1,000 Principal Amount (zero return).

▪ If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Least Performing Underlying is below zero. For example, if the Reference Return of the Least Performing Underlying is -60.00%, you will suffer a 60% loss and receive 40% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will lose some or all of your investment.

Barrier Percentage:	With respect to each Underlying, -15.00%

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Initial Value:	With respect to each Underlying, its Official Closing Level on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40447DXW3 / US40447DXW37
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any."

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024, and Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control.

You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-11 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of each Underlying is at or above its Call Threshold on a Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Call Premium on the applicable Call Payment Date.

Call Premium

If the Notes are called on a Call Observation Date, we will pay the applicable Call Premium on the applicable Call Payment Date, which will be 8.00% per annum (or $80.00 per annum for each $1,000 Principal Amount) (to be determined on the trade date). For information regarding the record dates applicable to the Call Premiums payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement.

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of the Least Performing Underlying is greater than 38.00%:

$1,000 + ($1,000 × Reference Return).

If the Reference Return of the Least Performing Underlying is greater than 0.00% but less than or equal to 38.00%:

$1,000 + ($1,000 × Digital Upside Return).

If the Reference Return of the Least Performing Underlying is less than zero but greater than or equal to the Barrier Percentage, you will receive:

$1,000 per $1,000 Principal Amount (zero return).

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If the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Least Performing Underlying is below zero. For example, if the Reference Return of the Least Performing Underlying is -60.00%, you will suffer a 60% loss and receive 40% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage, you will lose some or all of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the RTY is FTSE Russell. The reference sponsor of the SPX is S&P Dow Jones Indices LLC.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You seek (i) a Call Premium based on the performance of the Underlyings, that will be payable if the Official Closing Level of each Underlying is greater than or equal to the Call Threshold on the Call Observation Date; or, if the Notes are not called (ii) the Digital Upside Return of 38.00% or to participate in any appreciation of the Reference Asset beyond the Digital Upside Return at maturity.

▶	You are willing to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1-to-1 basis from the Initial Value if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage.

▶	You understand and accept that your investment may not provide full return of principal.

▶	You are willing to forgo dividends or other distributions paid to holders of the stocks included in any Underlying.

▶	You do not seek current income from your investment.

▶	You are willing to hold the Notes to maturity.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe the Reference Return of the Least Performing Underlying will be (i) less than the Call Threshold on the Call Observation Date; and/or (ii) less than the Barrier Percentage or that its Reference Return of the Least Performing Underlying will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1-to-1 basis from the Initial Value if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage.

▶	You seek an investment that provides full return of principal.

▶	You prefer to receive the dividends or other distributions paid to holders of the stocks included in any Underlying.

▶	You seek current income from your investment.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Value from the Initial Value if the Reference Return of the Least Performing Underlying is beyond the Barrier Percentage of -15.00%. Accordingly, if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage of -15.00%, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose some or all of your investment at maturity if the Reference Return of the Least Performing Underlying is less than the Barrier Percentage. You may not receive the Call Premium.

You may not receive the Call Premium or the Digital Upside Return.

The Notes may not be called, and in such a case you will not receive the Call Premium. In addition, if the Reference Return on the Final Valuation Date is negative, you will not be eligible for the potential benefit of the Digital Upside Return, and you may lose some or all of your principal amount.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Call Observation Date and the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Underlyings on the Call Observation Date and, if the Notes are not called, the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Call Threshold during the term of the Notes other than on the Call Observation Date but then decreases on the Call Observation Date to a value that is less than its Call Threshold, the Call Premium will not be payable for the relevant Call Payment Date. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that reflects a Reference Return that is less than the Barrier Percentage, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Call Observation Date or the Final Valuation Date, the Call Premium will be based solely on the Official Closing Levels of the Underlyings on the Call Observation Date, and the Payment at Maturity will be based solely on the Official Closing Level of the Least Performing Underlying on the Final Valuation Date.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

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Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that the Reference Return of one of the Underlyings will be below the Barrier Percentage on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will suffer a significant loss on your investment.

Risks Relating to the Reference Asset

Changes that affect the value of an Underlying may affect the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in an Underlying, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of an Underlying. The policies of the reference sponsor with respect to the calculation of an Underlying could also affect the value of an Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value

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does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Final Value of an Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be the actual Initial Value of any Underlying. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity if the Notes are not called on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

🞂	Principal Amount:	$1,000
🞂	Hypothetical Initial Value for each Underlying:	1,000.00
🞂	Call Threshold:	100.00%
🞂	Call Premium:	8.00%
🞂	Digital Upside Return:	38.00%
🞂	Barrier Percentage:	-15%

The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date.

Hypothetical Final Value of the Least Performing Underlying	Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes*
2,000.00	100.00%	$2,000.000	100.00%
1,800.00	80.00%	$1,800.000	80.00%
1,600.00	60.00%	$1,600.000	60.00%
1,390.00	39.00%	$1,390.000	39.00%
1,380.00	38.00%	$1,380.000	38.00%
1,300.00	30.00%	$1,380.000	38.00%
1,250.00	25.00%	$1,380.000	38.00%
1,200.00	20.00%	$1,380.000	38.00%
1,100.00	10.00%	$1,380.000	38.00%
1,050.00	5.00%	$1,380.000	38.00%
1,010.00	1.00%	$1,380.000	38.00%
1,000.00	0.00%	$1,380.000	38.00%
950.00	-5.00%	$1,000.000	0.00%
900.00	-10.00%	$1,000.000	0.00%
850.00	-15.00%	$1,000.000	0.00%
750.00	-25.00%	$750.000	-25.00%
700.00	-30.00%	$700.000	-30.00%
600.00	-40.00%	$600.000	-40.00%
500.00	-50.00%	$500.000	-50.00%
400.00	-60.00%	$400.000	-60.00%
300.00	-70.00%	$300.000	-70.00%
200.00	-80.00%	$200.000	-80.00%
0.00	-100.00%	$0.000	-100.00%

*Table assumes that the Notes have not been called.

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Official Closing Level of each Underlying on the Call Observation Date is greater than or equal to its Call Threshold.

Underlying	Initial Value	Final Value
SPX	1,000.00	1,200.00 (120% of its Initial Value)
RTY	1,000.00	1,250.00 (125% of its Initial Value)

Payment Upon a Call:	$1,080.00

Because the Official Closing Level of each Underlying on the Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,080.00 per Note, reflecting the Principal Amount plus the Call Premium, resulting in a 8.00% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2: The Notes are not called and the value of the Least Performing Underlying is greater than zero but less than or equal the Digital Upside Return.

Underlying	Initial Value	Final Value
SPX	1,000.00	1,050.00 (105% of its Initial Value)
RTY	1,000.00	1,250.00 (125% of its Initial Value)

SPX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	5.00%
Final Settlement Value:	$1,380.00

Because the Reference Return Underlying is greater than zero but less than the Digital Upside Return, the Final Settlement Value would be $1,380.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Digital Upside Return)

= $1,000 + ($1,000 × 38.00%)

= $1,380.00

You will receive the return of your principal investment plus a return equal to the Digital Upside Return when the Reference Return is greater than zero but less than the Digital Upside Return.

Example 3: The Notes are not called and the value of the Least Performing Underlying is greater than the Digital Upside Return.

Underlying	Initial Value	Final Value
SPX	1,000.00	1,400.00 (140% of its Initial Value)
RTY	1,000.00	1,500.00 (150% of its Initial Value)

SPX is the Least Performing Underlying.

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Reference Return of the Least Performing Underlying:	40.00%
Final Settlement Value:	$1,400.00

Because the Reference Return Underlying is greater than the Digital Upside Return, the Final Settlement Value would be $1,400.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × 40.00%)

= $1,400.00

You will receive the return of your principal investment plus a return equal to the Reference Return of the Least Performing Underlying when the Reference Return of the Least Performing Underlying is greater than the Digital Upside Return.

Example 4: The Notes are not called and the value of the Least Performing Underlying decreases from the Initial Value of 1,000.00 to a Final Value of 950.00.

Underlying	Initial Value	Final Value
SPX	1,000.00	950.00 (95% of its Initial Value)
RTY	1,000.00	1,150.00 (115% of its Initial Value)

SPX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return of the Least Performing Underlying is less than zero but greater than the Barrier Percentage of -15.00%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 5: The Notes are not called and the value of the Least Performing Underlying decreases from the Initial Value of 1,000.00 to a Final Value of 400.00.

Underlying	Initial Value	Final Value
SPX	1,000.00	400.00 (40% of its Initial Value)
RTY	1,000.00	1,100.00 (110% of its Initial Value)

SPX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-60.00%
Final Settlement Value:	$400.00

Because the Reference Return of the Least Performing Underlying is less than the Barrier Percentage of -15.00%, the Final Settlement Value would be $400.00 per $1,000 Principal Amount, calculated as follows:

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$1,000 + ($1,000 × Reference Return of the Least Performing Underlying)

= $1,000 + ($1,000 × -60.00%)

= $400.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the value of the Least Performing Underlying if its Reference Return is beyond the Barrier Percentage of -15.00%. You may lose some or all of your investment.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the SPX

The S&P 500® Index (“SPX”) is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the SPX, see "The S&P 500® Index" beginning on page S-54 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing values December 22, 2015 through December 22, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on any Observation Date, including the Final Valuation Date.

Description of the RTY

The Russell 2000® Index (“RTY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

For more information about the RTY, see "The Russell 2000® Index" beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from December 22, 2015 through December 22, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of any Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying's Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.00% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 3.60% per $1,000 principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. If the Notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities

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whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in any Underlying is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$[   ]

Autocallable Barrier Participation Notes
with Digital Upside Return Linked to the
Least Performing of the Russell 2000®
 Index and the Nasdaq-100 Index®

December 30, 2025

Free Writing Prospectus

Free Writing Prospectus
General	FWP-8
Payment on the Notes
Investor Suitability	FWP-10
Risk Factors	FWP-11
Illustrative Examples	FWP-14
Description of the Reference Asset	FWP-17
Events of Default and Acceleration	FWP-18
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
U.S. Federal Income Tax Considerations	FWP-18
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58